UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

PSS WORLD MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number: 0-23832

Florida	59-2280364
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification Number)

4345 Southpoint Blvd.
Jacksonville, Florida	32216
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(904) 332-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2007, PSS World Medical, Inc. (“the Company”) made a $22.5 million equity investment, equal to approximately 5% of current outstanding shares, in athenahealth, Inc. (“athenahealth”), a leading provider of internet-based healthcare information technology and business services to physician practices. The Company purchased shares of certain series of preferred stock of athenahealth from existing shareholders. Additionally, the Company’s Physician Business, Physician Sales & Service, has entered into a two-year exclusive distribution agreement with athenahealth to market its web-based practice management, billing and electronic medical record (EMR) solutions to the U.S. physician market. athenahealth will also provide enhanced product and customer support services to the Company’s physician customers.

In connection with the equity investment, the Company entered into several agreements (collectively the “Transaction Agreements”), including (1) a Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of June 29, 2007, by and among the Company, athenahealth and the stockholders named therein who sold shares of preferred stock to the Company, (2) a Board Observer Rights Agreement (the “Board Observer Rights Agreement”), dated as of June 29, 2007, by and between the Company and athenahealth, (3) a Lock Up Agreement (the “Lock Up Agreement”), dated as of June 29, 2007, by and among the Company, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives to the underwriters for the proposed initial public offering of athenahealth, (4) a Third Amended and Restated Voting Agreement (the “Voting Agreement”), dated as of May 4, 2006, by and among the Company, athenahealth and the parties named therein, and (5) a Second Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”), dated as of April 16, 2004, by and among the Company, athenahealth and the parties named therein.

The Transaction Agreements require the Company to pay certain fees and expenses of the parties involved with the transaction and also provide the Company with certain rights and impose certain obligations on the Company, with respect to the shares of preferred stock of athenahealth that it acquired in the transaction. These rights and obligations include customary board observer rights, voting obligations, information rights, preemptive rights, rights of first refusal, co-sale rights, conversion rights and obligations, restrictions on transfer of shares after an initial public offering of athenahealth, and registration rights for investments and transactions of this nature. With the exception of the limitations on transfer after an initial public offering (which limitations terminate 180 days after the consummation of the initial public offering) and the registration rights (which generally terminate three years after the initial public offering of athenahealth or earlier by their terms), most of these rights and obligations terminate upon the earlier of December 31, 2010 or the initial public offering of athenahealth.

In addition to the rights and obligations described above, the Company agreed in the Stock Purchase Agreement that if, prior to the earlier of December 31, 2010 or the initial public offering of athenahealth, a change of control (as defined in the Stock Purchase Agreement) occurs with respect to the Company, where the acquirer is a certain competitor of athenahealth (as described in the Stock Purchase Agreement), the stockholders who sold their shares in this transaction to the Company, and secondarily athenahealth, will have the right to repurchase the shares of capital stock of athenahealth purchased by the Company at a purchase price equal to the fair market value (as defined in the Stock Purchase Agreement) of such shares at the time the change of control event occurs.

The Stock Purchase Agreement also limits the Company’s aggregate beneficial ownership in athenahealth prior to December 31, 2010 to a maximum of 14.99% of the outstanding shares of common stock of athenahealth on an as-converted basis. This limitation terminates upon the earlier of (1) January 1, 2011, (2) the first public announcement of an unaffiliated third party’s (or parties acting together) intention to acquire a majority of the common stock of the Company, or (3) an unaffiliated third party’s (or parties acting together) acquisition of more than 14.99% of the outstanding shares of common stock of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2007

PSS WORLD MEDICAL, INC.
By:	/s/ David M. Bronson
Name: David M. Bronson Title: Executive Vice President and Chief Financial Officer